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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires:  January 31, 2005
                                       Estimated average burden
                                       hours per response      0.5
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                 U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
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(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Lone Pine Capital LLC
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   (Last)          (First)              (Middle)

   Two Greenwich Plaza
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                   (Street)

   Greenwich           CT                  06830
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   (City)           (State)               (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   10/03/02

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Expedia, Inc. (EXPE)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [   ] Director
   [ X ] 10% Owner
   [   ] Officer (give title Below)
   [   ] Other (Specify below)(1)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person
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



                      Table I--Non-Derivative Securities Beneficially Owned

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1. Title of Security    2. Amount of Securities    3. Ownership           4. Nature of Indirect
   (Instr. 4)              Beneficially Owned         Form: Direct (D)       Beneficial Ownership
                           (Instr. 4)                 or Indirect (I)        (Instr. 4)
                                                      (Instr. 5)


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
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 Expedia, Inc. Common
 Stock, $0.01 par value
 per share ("Common Stock")      2,306,545                 I(1)                         (1)
 ------------------------------------------------------------------------------------------------


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Reminder: Report on a separate line for each class of securities beneficially owned
directly or indirectly.                                                                    (Over)

                                        (Print or Type Responses)



        Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative     2. Date Exercisable       3. Title and Amount    4.  Conversion     5. Ownership Form    6. Nature of
   Security                   and Expiration Date       of Securities           or Exercise       of Derivative        Indirect
   (Instr. 4)                 Month/Day/Year            Underlying              Price of          Security: Direct     Beneficial
                           ------------------------     Derivative              Derivative        (D) or Indirect (I)  Ownership
                              Date       Expiration     Security                Security          (Instr. 5)           (Instr. 5)
                            Exercisable     Date       (Instr. 4)
                                                     --------------------
                                                       Title  Amount or
                                                           Number of
                                                             Shares
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
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

Explanation of Responses:

(1) The shares of Common Stock to which this note relates are held directly by Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), as to 65,453 shares; Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), as to 143,634 shares; Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), as to 119,999 shares; Lone Cypress, Ltd., a Cayman Islands exempted company ("Lone Cypress"), as to 1,489,069 shares; and Lone Kauri, Ltd., a Cayman Islands exempted company ("Lone Kauri"), as to 488,390 shares. Lone Pine Capital LLC serves as investment manager to, and has investment discretion over the securities held by, Lone Cypress and Lone Kauri. Lone Pine Associates LLC serves as the general partner of, and has investment discretion over the securities held by, Lone Spruce, Lone Balsam and Lone Sequoia. Stephen F. Mandel, Jr. is the managing member of both Lone Pine Capital LLC and Lone Pine Associates LLC. Lone Pine Capital LLC, Lone Pine Associates LLC and Stephen F. Mandel, Jr. each disclaim any beneficial ownership of any of the Issuer's securities to which this Form 3 relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to such securities representing in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2).



*If the Form is filed by more than one Reporting Person, see instruction 5(b)(v). **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                Lone Pine Capital LLC

                                /s/ Stephen F. Mandel, Jr.            10/10/02
                                ---------------------------------     --------
                                Name: Stephen F. Mandel, Jr.          Date
                                Title: Managing Member
                              **Signature of Reporting Person

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               (Print or Type Responses)

                             Joint Filer Information

Name:  Lone Spruce, L.P.
Address:  Two Greenwich Plaza, Greenwich, Connecticut 06830
Designated Filer:  Lone Pine Capital LLC
Issuer & Ticker Symbol:  Expedia, Inc.(EXPE)
Date of Event Requiring Statement:   10/03/02

Signature: Lone Spruce, L.P.

                  By: Lone Pine Associates LLC, its general partner
                  By:   /s/ Stephen F. Mandel, Jr.
                  -----------------------------------------------------------
                  Name: Stephen F. Mandel, Jr.
                  Title: Managing Member

Name:  Lone Balsam, L.P.
Address:  Two Greenwich Plaza, Greenwich, Connecticut 06830
Designated Filer:  Lone Pine Capital LLC
Issuer & Ticker Symbol:  Expedia, Inc. (EXPE)
Date of Event Requiring Statement:  10/03/02

Signature: Lone Balsam, L.P.

                  By: Lone Pine Associates LLC, its general partner
                  By:   /s/ Stephen F. Mandel, Jr.
                  -----------------------------------------------------------
                  Name: Stephen F. Mandel, Jr.
                  Title: Managing Member


Name:  Lone Sequoia, L.P.
Address:  Two Greenwich Plaza, Greenwich, Connecticut 06830
Designated Filer:  Lone Pine Capital LLC
Issuer & Ticker Symbol:  Expedia, Inc. (EXPE)
Date of Event Requiring Statement:  10/03/02

Signature: Lone Sequoia, L.P.

                  By: Lone Pine Associates LLC, its general partner
                  By:   /s/ Stephen F. Mandel, Jr.
                  -----------------------------------------------------------
                  Name: Stephen F. Mandel, Jr.
                  Title: Managing Member

Name:  Lone Pine Associates LLC
Address:  Two Greenwich Plaza, Greenwich, Connecticut 06830
Designated Filer:  Lone Pine Capital LLC
Issuer & Ticker Symbol:  Expedia, Inc. (EXPE)
Date of Event Requiring Statement:  10/03/02

Signature: Lone Pine Associates LLC

                  By:   /s/ Stephen F. Mandel, Jr.
                  -----------------------------------------------------------
                  Name: Stephen F. Mandel, Jr.
                  Title: Managing Member

Name:  Stephen F. Mandel, Jr.
Address:  c/o Lone Pine Capital LLC, Two Greenwich Plaza,
          Greenwich, Connecticut 06830
Designated Filer:  Lone Pine Capital LLC
Issuer & Ticker Symbol:  Expedia, Inc. (EXPE)
Date of Event Requiring Statement:  10/03/02

Signature:        /s/ Stephen F. Mandel, Jr.
                  -----------------------------------------------------------
                  Name: Stephen F. Mandel, Jr.